Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES
APPOINTMENT OF ROBERT L. GUIDO
TO BOARD OF DIRECTORS

LAS VEGAS, Dec. 1, 2006 — Bally Technologies, Inc. (NYSE: BYI) announced today that Robert L. Guido has been appointed by the Company’s Board of Directors to fill a vacancy on the Board. Guido, who has been affirmatively determined by the Company’s Board of Directors to be an independent director, will also serve on the Company’s Audit Committee.

Guido recently retired from Ernst & Young where he was Vice Chair and CEO of E&Y’s Assurance and Advisory Practice. In this role, he was responsible for overall business strategy and had significant dealings with both the Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (PCAOB) on behalf of the firm. During his 38-year career at Ernst & Young, Guido also co-chaired the firm’s Global Client Steering Committee and served as a senior advisory or engagement partner to numerous global companies.

“Bob will make an immediate contribution to our Company”, said David Robbins, Chairman of the Board. “His years as a senior executive and partner with Ernst & Young establishing policy and serving large public companies will be invaluable to us. He has significant expertise in various SEC and PCAOB matters, and his appointment is an important next step as we strive to enhance the Company’s internal control structure and financial reporting.”

Richard Haddrill, Chief Executive Officer, added, “In addition to Bob’s financial expertise, he has significant experience leading various units of Ernst & Young and advising a broad array of companies and businesses. I look forward to his contributions to our overall business direction and execution.”

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the Company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES —